UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 1, 2025

OVID THERAPEUTICS INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-38085	46-5270895
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

441 Ninth Avenue, 14th Floor New York, New York	10001
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: 646-661-7661

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	OVID	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 1, 2025, the Board of Directors (the “Board”) of Ovid Therapeutics Inc. (the “Company”) increased the size of the Board from five to six directors and appointed Stelios Papadopoulos, Ph.D., as a Class I director of the Company, with his term expiring at the Company’s 2027 annual meeting of stockholders. Dr. Papadopoulos was appointed as a member of the Audit Committee and Compensation Committee of the Board.

Dr. Papadopoulos co-founded Exelixis, Inc., a publicly held biotechnology company, has been a director since 1994 and the Chair of the Board since 1998. Dr. Papadopoulos retired as Vice Chairman of Cowen & Co., LLC in 2006 after six years as an investment banker with the firm, where he focused on the biotechnology and pharmaceutical sectors. Prior to joining Cowen & Co., he spent 13 years as an investment banker at PaineWebber, Incorporated, where he was most recently Chairman of PaineWebber Development Corp., a PaineWebber subsidiary focusing on biotechnology. Dr. Papadopoulos has served as a member of the board of directors of Regulus Therapeutics Inc., a publicly held biopharmaceutical company focused on the development of medicines targeting microRNAs, since 2008, and as its Chairman since 2013, as co-founder and Chairman of the board of directors of Epikast, Inc., a privately held company focused on providing sales, medical affairs, market access, patient engagement and other services to pharmaceutical companies, since June 2023, and as a member of the board of directors of Graviton Bioscience Corporation, a privately held biopharmaceutical company focused on novel therapeutics designed for the treatment of autoimmune, cancer, certain genetic, fibrotic, and other serious diseases, since September 2023. He previously served as a member of the board of directors of the following other publicly held companies: Biogen, Inc., a biopharmaceutical company focused on the treatment of serious diseases, from 2008 to 2023, and as its Chairman from 2014 to 2023; and Eucrates Biomedical Acquisition Corp., a special purpose acquisition company (SPAC), and as its Chairman, from 2020 to 2023. In the not-for-profit sector, Dr. Papadopoulos is a co-founder and Chairman of Fondation Santé, and until 2023, he served as a member of the board of visitors of Duke Medicine, and a member of the Global Advisory Board of the Duke Institute for Health Innovation. Dr. Papadopoulos holds an M.S. in Physics, a Ph.D. in Biophysics and an M.B.A. in Finance, all from New York University.

Dr. Papadopoulos will receive compensation for his board service consistent with the Company’s non-employee director compensation policy, as described under the caption “Executive Officer and Director Compensation” in the Company’s most recent definitive proxy statement, filed with the Securities and Exchange Commission on April 24, 2024, which is incorporated herein by reference. Effective February 20, 2025, the Board updated the non-employee director compensation policy to reflect (i) a non-employee director annual base retainer of $45,000, (ii) an initial one-time option to purchase shares of common stock for new directors of 90,000 options and (iii) an annual director equity award of 45,000 options.

The Company and Dr. Papadopoulos also entered into the Company’s standard form of indemnification agreement. Pursuant to the terms of the indemnification agreement, the Company may be required, among other things, to indemnify Dr. Papadopoulos for certain expenses (including attorneys’ fees), judgments, fines and settlement amounts actually and reasonably incurred by him in any action or proceeding arising out of his service as a director of the Company.

There are no arrangements or understandings between Dr. Papadopoulos and any other persons pursuant to which Dr. Papadopoulos was selected as a director. There are no relationships or transactions in which Dr. Papadopoulos has or will have an interest, or was or is a party, requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

OVID THERAPEUTICS INC.

Date: March 5, 2025	By:	/s/ Jeffrey Rona
Jefferey Rona
Chief Business and Financial Officer